UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 2, 2014 (September 30, 2014)

OHA INVESTMENT CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	814-00672	20-1371499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1114 Avenue of the Americas, 27th Floor New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 326-1500

NGP Capital Resources Company

909 Fannin, Suite 3800

Houston, TX 77010

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01. Entry into a Material Definitive Agreement.

New Investment Advisory Agreement and Administration Agreement

On September 30, 2014, we completed the private sale of $1 million in aggregate purchase price of our common stock at an offering price of $8.53 per share to OHA BDC Investor, LLC, an affiliate of Oak Hill Advisors, L.P. (“OHA”), pursuant to a stock purchase and transaction agreement dated July 21, 2014, by and among us, OHA and OHA BDC Investor, LLC. The price per share paid by OHA BDC Investor, LLC represents the net asset value per share established by our board of directors as of a date within 48 hours prior to the purchase, but this amount does not reflect the impact of certain transaction and closing expenses estimated at approximately $5 million in the aggregate. OHA BDC Investor, LLC has also executed a stock purchase plan pursuant to which it has committed to purchase, from time to time during the 12-month period immediately following September 30, 2014, through open market purchases, additional shares of our common stock having an aggregate purchase price of $4 million. If after such 12-month period OHA BDC Investor, LLC has not purchased shares of our common stock under the stock purchase plan for an aggregate purchase price of $4 million, it has agreed to purchase from us, and we have agreed to issue and sell, the remaining balance at a price per share equal to the net asset value per share of our common stock.

In connection with the above-described private sale, we entered into the following agreements:

•	Investment Advisory Agreement. On September 30, 2014, we entered into an investment advisory agreement with OHA pursuant to which OHA has replaced NGP Investment Advisor, LP as our external investment adviser. The initial term of the investment advisory agreement is for two years, with automatic, one-year renewals, subject to approval by our board of directors, a majority of whom are not “interested” directors (as defined in the Investment Company Act of 1940) of us, and/or our stockholders. Pursuant to the investment advisory agreement, OHA implements our business strategy on a day-to-day basis and performs certain services for us, subject to the supervision of our board of directors. Under the investment advisory agreement, we pay OHA a fee consisting of two components — a base management fee and an incentive fee. The base management fee is calculated based on our total assets (excluding cash, cash equivalents and U.S. treasury bills that are purchased with borrowed funds solely for the purpose of satisfying quarter-end diversification requirements related to our election to be taxed as a regulated investment company under the Internal Revenue Code) at an annual rate of 1.75%, with a 0.25% reduction in this 1.75% annual rate for the first year following September 30, 2014.

The incentive fee consists of two parts:

•      The first part will be calculated and payable quarterly in arrears based on our pre-incentive fee net investment income for the fiscal quarter for which the fee is being calculated. Pre-incentive fee net investment income means interest income, dividend income, royalty payments, net profits interest payments, and any other income (including any other fees, such as commitment, origination, syndication, structuring, diligence, monitoring and consulting fees or other fees that the Company receives from portfolio companies) accrued during the fiscal quarter, minus our operating expenses for the quarter (including the base management fee, expenses payable under the administration agreement, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee). Pre-incentive fee net investment income, expressed as a rate of return on the value of our net assets (defined as total assets less liabilities at the end of the immediately preceding fiscal quarter) will be compared to a “hurdle rate” of 1.75% per quarter (7% annualized). OHA will receive no incentive fee for any fiscal quarter in which our pre-incentive fee net investment income does not exceed the hurdle rate. OHA will receive an incentive fee equal to 100% of our pre-incentive fee net investment income for any fiscal quarter in which our pre-incentive fee net investment income exceeds the hurdle rate but is less than 2.1875% (8.75% annualized) of net assets (also referred to as the “catch up” provision) plus 20% of our pre-incentive fee net investment income for such fiscal quarter greater than 2.1875% (8.75% annualized) of net assets.

•      The second part of the incentive fee, the capital gains fee, will be determined and payable in arrears as of the end of each fiscal year (or, upon termination of the investment advisory agreement, as of the termination date). The capital gains fee is equal to 20% of our cumulative aggregate realized capital gains from the date of the investment advisory agreement through the end of that fiscal year, computed net of our cumulative aggregate realized capital losses and cumulative aggregate unrealized depreciation on investments for the same time period. The aggregate amount of any previously paid capital gains incentive fees to OHA will be subtracted from the capital gains incentive fee calculated. If such amount is negative, then there is no capital gains fee for such year. For the purposes of the capital gains fee, any gains and losses associated with our investment portfolio as of the effective date of the investment advisory agreement shall be excluded from the capital gains fee calculation.

•	Administration Agreement. On September 30, 2014, we entered into an administration agreement with OHA pursuant to which OHA replaces NGP Administration, LLC as our administrator and furnishes us with certain administrative services, personnel and facilities. The administration agreement has an initial term of two years. Payments under the administration agreement will be equal to our allocable portion of OHA’s overhead in performing its obligations under the administration agreement, including rent and the allocable portion of the cost of our officers and their respective staffs relating to the performance of services under the administration agreement. Certain expenses payable by us under the investment advisory agreement described above will be subject to a cap of $2.5 million for the period from October 1, 2014 to September 30, 2015, generally excluding legal and professional fees, insurance expenses, interest and borrowing costs, management fees and incentive fees.

On September 30, 2014, we issued a press release announcing the completion of the private sale and the other matters described herein. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The foregoing description of the investment advisory agreement and the administration agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the investment advisory agreement and the administration agreement, attached hereto as Exhibits 10.1 and 10.2, respectively.

Amendment to Revolving Credit Agreement

On September 29, 2014, we entered into a First Amendment to the Third Amended and Restated Revolving Credit Agreement, (the “First Amendment”) with the lenders party thereto and SunTrust Bank, as administrative agent for the lenders.

Pursuant to the First Amendment, we added a provision to permit the proposed appointment of OHA as our new investment adviser.

Item 1.02 Termination of a Material Definitive Agreement

On September 30, 2014, our investment advisory and management agreement with NGP Investment Advisor, LP and administration agreement with NGP Administration, LLC, which previously served as our external investment advisor and administrator, respectively, were terminated.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the First Amendment set forth under Item 1.01 above is incorporated herein by reference.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Officers and Directors

On September 30, 2014, Stephen K. Gardner resigned as our President and Chief Executive Officer. In addition, on September 30, 2014, Kenneth A. Hersh and David R. Albin, each of whom are affiliates of our former external investment adviser and administrator, and Edward W. Blessing, William K. White and Lon C. Kile, resigned as members of our board of directors. The above-described resignations were made in connection with the appointment of OHA as our new investment advisor and administrator, and were not due to any disagreement between us and the above-referenced executive officers and directors.

Appointment of Officers and Directors

Immediately prior to the above-described resignations, our board of directors appointed Glenn R. August and Robert B. Okun, both of whom are affiliates of OHA, and Stuart I. Oran, James A. Stern and Frank V. Tannura each as members of the board of directors. In addition, our board of directors appointed Robert W. Long as our President and Chief Executive Officer. L. Scott Biar will remain as our Chief Financial Officer, Secretary, Treasurer and Chief Compliance Officer on an interim basis. Information regarding Messrs. August, Okun, Oran, Stern, Tannura and Long is as follows:

Glenn R. August, Chairman, age 52, is the Founder of OHA and serves as its Chief Executive Officer. He has overall management responsibility for the firm and serves as global head of the firm’s distressed investment activities. Mr. August co-founded the predecessor investment firm to OHA in 1987 and took over responsibility for the firm’s credit and distressed investment activities in 1990. He co-founded each of OHA’s funds, where he currently serves as the managing partner of each of their management entities. Mr. August has played leadership roles in numerous restructurings and, since 1987, has served on nine corporate boards. He currently serves on the Board of Directors of the 92nd St. Y. Mr. August also serves on the Board of Trustees of Horace Mann School and The Mount Sinai Medical Center. He previously worked in the mergers and acquisitions department at Morgan Stanley in New York and London. Mr. August earned an M.B.A. from Harvard Business School, where he was a Baker Scholar, and a B.S. from Cornell University.

  Robert B. Okun, Director, age 52, serves as the Chief Investment Officer of U.S. Credit and a Senior Partner of OHA. He shares responsibility for OHA’s portfolio management activities and is responsible for trading activities. Prior to joining OHA in 2001, Mr. Okun was Executive Vice President and Member of the Executive Committee at USBancorp Libra, in charge of High Yield Sales, Trading and Research. Previously, he was a Managing Director at UBS Securities, LLC where he was responsible for all High Yield Sales and Trading activities. Mr. Okun began his career at Salomon Brothers Inc., where he worked for ten years. He earned an A.B. from Stanford University. Mr. Okun currently serves on the Board of Directors and Executive Committee of Lighthouse Guild International as well as the Chair of the Finance Committee.

Stuart I. Oran, Director, age 64, has served as a Partner of Liberty Hall Capital, a private equity firm focused on businesses serving the aerospace and defense industry, since 2011. Mr. Oran also co-founded FCB Financial Holdings, Inc. (NYSE: FCB), a bank holding company formed to acquire failed banks in FDIC-assisted transactions, in 2010, and he serves on the Boards of Directors of FCB Financial and its banking subsidiary, Florida Community Bank, NA. Mr. Oran also serves on the Boards of Directors of Spirit Airlines (NASDAQ: SAVE) (since 2004) and Red Robin Gourmet Burgers (NASDAQ: RRGB) (since 2010), and he has previously served on the Boards of Deerfield Capital, a financial services firm, and Wendy’s International.   Prior to co-founding FCB Financial, Mr. Oran was a senior executive of United Airlines (from 1994 to 2002) where he served on the Management Committee and led its International Division.  Mr. Oran began his career in 1974 with Paul, Weiss, Rifkind, Wharton & Garrison where he was a Corporate Partner focused on financial services and private equity transactions. Mr. Oran earned a B.S. from Cornell University and a J.D. from the University of Chicago Law School.

  James A. Stern, Director, age 63, is the Founder and Chairman of The Cypress Group, a New York based private equity firm that manages funds in excess of $3.5 billion, a role he has held since 1994. He currently serves on the board of directors of a number of corporations including Affinia Group Intermediate Holdings, Inc. (since 2004) and as Chief Executive Officer and Chairman of CYS Investments (NYSE: CYS) (since 2006), and he has served on the boards of directors of Infinity Broadcasting, WESCO International, Inc., Lear Corporation, and Cinemark USA, Inc. Prior to founding The Cypress Group in 1994, Mr. Stern had a twenty-year career with Lehman Brothers. He joined the firm in 1974 and was named Managing Director. In 1988, he joined the firm’s management committee and became co-head of investment banking. He was named head of merchant banking in 1989. Mr. Stern is Chairman Emeritus of The Board of Trustees of Tufts University and has been a board member of several charitable organizations including The Jewish Museum, the Cystic Fibrosis Foundation and the Cancer Research Foundation. Mr. Stern earned a BSCE from Tufts University and an MBA from Harvard University.

  Frank V. Tannura, Director, age 57, currently serves as an Operating Advisor to LaSalle Capital Group and as Executive Operating Partner with Mason Wells, where he serves on the boards of several portfolio companies of each firm. Prior to joining LaSalle in 2009, he served as the Chief Executive Officer of Packaging Dynamics Corporation, a food packaging manufacturer and as a member of its board of directors. Mr. Tannura joined Packaging Dynamics from Ivex Packaging Corporation where he served as a Director, as an Executive Vice President and as the firm’s Chief Financial Officer. His civic activities include service as a director of the Western Golf Association, Loyola University of Chicago Quinlan School of Business, and St. Laurence High School. He began his career with Price Waterhouse in the Audit practice. Mr. Tannura earned his B.B.A. from Loyola University Chicago and an M.B.A. from the University of Texas at Austin.

  Robert W. Long, President and Chief Executive Officer, age 52, was a founder and Chief Executive Officer of Conversus Asset Management, the investment manager of Conversus Capital, from its formation in 2007 through its sale in 2012. With approximately $3 billion of assets under management, Conversus Capital (NYSE/Euronext: CCAP) was a permanent capital vehicle and the largest publicly traded portfolio of third party private equity funds. Mr. Long’s experience includes 14 years at Bank of America where he was the head of Banc of America Strategic Capital, a group managing approximately $6.5 billion in private equity funds and direct investments and the co-head of the Real Estate Mezzanine Group. Mr. Long earned his J.D. from the University of Virginia and a B.A from the University of North Carolina.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 30, 2014, we amended our articles of incorporation to change our name from “NGP Capital Resources Company” to “OHA Investment Corporation.”

A copy of the articles of amendment relating to our name change is attached hereto as Exhibit 3.1.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On September 29, 2014, we adjourned our Annual Meeting of Stockholders (the “Annual Meeting”) until September 30, 2014, in order to solicit additional votes with respect to the proposal to approve the proposed investment advisory agreement, pursuant to which OHA would be appointed as our new investment advisor. As of August 20, 2014, the record date for the Annual Meeting, 20,499,188 shares of common stock were eligible to be voted. Of the shares eligible to be voted, 18,795,305 were voted in person or by proxy in connection with the proposals.

Each of the proposals submitted to a vote of our stockholders at the Annual Meeting was approved as follows:

Proposal 1: Investment Advisory Agreement

Our stockholders approved the proposed investment advisory agreement, pursuant to which OHA will be appointed as the new investment advisor of the Company. The following votes were taken in connection with this proposal:

	Votes For	Votes Against	Abstentions	Broker Non-Votes
All Stockholders	10,843,982	1,770,772	75,997	6,104,554

Proposal 2: Election of Director

Our stockholders elected Edward W. Blessing as a director to serve for a three-year term, or until his successor is duly elected and qualified. The following votes were taken in connection with this proposal:

Nominee	Total Votes For	Total Votes Withheld	Broker Non-Votes
	10,549,277	2,141,474	6,104,554

As discussed in Item 5.02 above, Mr. Blessing subsequently resigned as a member of our board of directors in connection with the appointment of OHA as our new investment advisor and administrator.

Proposal 3: Ratification of Ernst & Young LLP

The proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 was approved. The following votes were taken in connection with this proposal:

Votes For	Votes Against	Abstentions	Broker Non-Votes
18,469,025	248,163	78,117	6,104,554

Proposal 4: Adjournment

The proposal to approve any motion properly brought before the Annual Meeting of Stockholders to adjourn the meeting, if necessary, to solicit additional votes in favor of the Proposal 1. The following votes were taken in connection with this proposal:

Votes For	Votes Against	Abstentions	Broker Non-Votes
16,532,047	2,027,688	235,570	6,104,554

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Articles of Amendment, dated September 30, 2014.
10.1	Investment Advisory Agreement, dated September 30, 2014, between OHA Investment Corporation and Oak Hill Advisors, L.P.
10.2	Administration Agreement, dated September 30, 2014, between OHA Investment Corporation and Oak Hill Advisors, L.P.
99.1	Press Release dated September 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OHA INVESTMENT CORPORATION

Date: October 2, 2014

	By:	/s/ Robert W. Long
	Name:	Robert W. Long
	Title:	Chief Executive Officer